Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

WEGENER CORPORATION

at

$1.55 Net Per Share

by

WC ACQUISITION CORP.

a Wholly Owned Subsidiary of

RADYNE COMSTREAM INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003, UNLESS THE OFFER IS EXTENDED.

April 23, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      WC Acquisition Corp., a Delaware corporation (“Purchaser”), and a wholly owned subsidiary of Radyne ComStream Inc., a Delaware corporation, (“Radyne ComStream”), has commenced an offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the “Shares”), of Wegener Corporation, a Delaware corporation (“Wegener”), at $1.55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated April 23, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

      Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated April 23, 2003;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.	Notice of Guaranteed Delivery with respect to Shares;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelope addressed to Continental Stock Transfer & Trust Company (Depositary).

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003, UNLESS THE OFFER IS EXTENDED.

Please note the following:

1.	The tender price is $1.55 per Share, net to the seller in cash without interest.

2.	The Offer is being made for all outstanding Shares of Wegener.

3.	THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE WEGENER BOARD OF DIRECTORS.

4.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003, WHICH DATE MAY BE EXTENDED.

5.	The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares which, (as set forth in the Offer to Purchase) will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”). The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 14 in the Offer to Purchase.

6.	Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

7.	In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY RADYNE COMSTREAM, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      In order to take advantage of the Offer, Certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

      Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for Book-Entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 in the Offer to Purchase.

      Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

      Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, NY

10004, Telephone Number (212) 440-9800. Requests For Additional Copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

WC Acquisition Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, RADYNE COMSTREAM, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.